As filed with the Securities and Exchange Commission on October 22, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEPPERBALL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	20-1978398
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

6142 Nancy Ridge Drive, Suite 101 San Diego, California 92121 (858) 638-0236
(Address of principal executive offices, including zip code and telephone number)

2000 Stock Option Plan
(Full titles of the Plan)

Eric P. Wenaas Chief Executive Officer PepperBall Technologies, Inc. 6142 Nancy Ridge Drive, Suite 101 San Diego, California 92121 (858) 638-0236
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Scott M. Stanton
J. Nathan Jensen
Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, California 92130
(858) 720-5100

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
2000 Stock Option Plan (3)	628,240	$0.84	$527,721.60	$20.74
Common Stock

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low sale prices of the Registrant’s Common Stock reported on the Nasdaq Capital Market on October 17, 2008.

(3)	No further option grants will be made under the 2000 Stock Option Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

        Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

        Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

         a.        The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, which includes audited financial statements for the Registrant’s fiscal year ended December 31, 2007.

         b.        All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements referred to in (a) above.

         c.        The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-32566), filed July 11, 2005 including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        The Registrant’s articles of incorporation, as amended, and bylaws limit the liability of the Registrant’s directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Registrant’s bylaws require that the Registrant defend and indemnify its officers and directors to the full extent permitted by Colorado law. Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director: (i) acted in good faith; (ii) if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and (iii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

        Under Colorado law, a corporation may not indemnify an officer or director if: (i) in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or (ii) in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

5.1	Opinion of Morrison & Foerster LLP

10.28*	2000 Stock Option Plan (filed as Exhibit 10.28 to the Registrant's Registration Statement on Form S-4 (Registration No. 333-152645)

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of GHP Horwath, P.C.

24.1	Power of Attorney (see Signature Page)

*	Indicates management contract or compensatory plan or arrangement.

Item 9. Undertakings.

         (a)        The undersigned registrant hereby undertakes:

                        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                       (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                       (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                                       (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 22, 2008.

PEPPERBALL TECHNOLOGIES, INC.
By:	/s/ Eric P. Wenaas
Eric P. Wenaas Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Eric P. Wenaas and Jeffrey G. McGonegal as his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 22, 2008.

Signature	Title
/s/ Eric P. Wenaas
Eric P. Wenaas	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Gregory Pusey
Gregory Pusey	Chairman of the Board

/s/ Gail Schoettler
Gail Schoettler	Director

/s/ Thomas R. Marinelli
Thomas R. Marinelli	Director

/s/ Robert J. Williams
Robert J. Williams	Director

/s/ David E. Welch
David E. Welch	Director

/s/ John C. Stiska
John C. Stiska	Director

/s/ Jeffrey M. Nash
Jeffrey M. Nash	Director

/s/ Jack Fitzpatrick
Jack Fitzpatrick	Director

/s/ Richard A. Collato
Richard A. Collato	Director

EXHIBIT INDEX

Exhibit Number	Document

5.1	Opinion of Morrison & Foerster LLP

10.28*	2000 Stock Option Plan (filed as Exhibit 10.28 to the Registrant's Registration Statement on Form S-4 (Registration No. 333-152645)

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of GHP Horwath, P.C.

24.1	Power of Attorney (see Signature Page)

*Indicates management contract or compensatory plan or arrangement.